Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Third Quarter 2014 Results

DALLAS, Texas - October 28, 2014 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2014, including the following significant highlights:

•	Quarterly earnings per common diluted share of $0.90, a 43% increase year-over-year

•	Quarterly revenue and net income of $1.56 billion and $149.4 million, respectively, a year-over-year increase of 41% and 50%, respectively

•	Rail Group receives orders for 14,120 new railcars during the third quarter resulting in a record backlog of 51,725 units with a record value of $6.1 billion

•
Completed the acquisition of the assets of Meyer Steel Structures ("Meyer"), the utility steel structures division of Thomas & Betts Corporation, a member of the ABB Group, on August 18, for a purchase price of approximately $593 million

•	Anticipates full year 2014 earnings per common diluted share of between $4.08 and $4.16

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $149.4 million, or $0.90 per common diluted share, for the third quarter ended September 30, 2014. Net income for the same quarter of 2013 was $99.6 million, or $0.63 per common diluted share. Revenues for the third quarter of 2014 increased 41% to a record $1.56 billion compared to revenues of $1.11 billion for the same quarter of 2013.

“During the third quarter, Trinity generated record revenues and its 17th consecutive quarter of year-over-year growth in net earnings," said Timothy R. Wallace, Trinity’s Chairman, CEO and President. "Our major businesses reported a record combined backlog valued at more than $7.1 billion at the end of the third quarter, representing 15% growth year-over-year. I continue to be impressed with our team of people and the amount of operating leverage they are obtaining. Their capabilities and hard work have enabled us to realign our manufacturing capacity to meet strong demand for our products and services that support the North American energy renaissance.”

Mr. Wallace added, “In addition to reporting strong financial results during the quarter, we made continued progress toward achieving our vision of being a premier, diversified industrial company. This progress is demonstrated by the more than $700 million we have committed to acquisitions in our Energy Equipment Group thus far in 2014. The integration of Meyer Steel Structures, which closed in August, is progressing smoothly."

Business Group Results
In the third quarter of 2014, the Rail Group reported record revenues of $996.4 million and operating profit of $186.4 million, resulting in increases compared to the third quarter of 2013 of 39% and 53%, respectively.

The increase in revenues and profit was due to higher deliveries, improved pricing, and a more favorable product mix. The Rail Group shipped 7,745 railcars and received orders for 14,120 railcars during the third quarter. The Rail Group backlog increased to a record $6.1 billion at September 30, 2014, representing a record 51,725 railcars, compared to a backlog of $5.5 billion as of June 30, 2014, representing 45,350 railcars.

During the third quarter of 2014, the Railcar Leasing and Management Services Group reported revenues of $205.7 million compared to revenues of $150.6 million during the third quarter of 2013. Operating profit for this Group was $87.0 million in the third quarter of 2014 compared to operating profit of $74.0 million in the third quarter of 2013. The increase in revenues and operating profit was due to higher rental rates and utilization as well as increased railcar sales from the lease fleet. During the third quarter, the Company sold $132.2 million of railcars to Element Financial Corporation under the strategic alliance announced last December with $47.4 million reported as sales of railcars owned one year or less at the time of sale, $13.0 million reported as sales of railcars owned more than one year at the time of sale, and $71.8 million reported in the Rail Group as external revenue. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.

The Inland Barge Group reported revenues of $168.4 million compared to revenues of $136.4 million in the third quarter of 2013. Operating profit for this Group was $31.0 million in the third quarter of 2014 compared to $23.8 million in the third quarter of 2013. The increase in revenues and operating profit compared to the same quarter last year was due to higher delivery volumes and a more favorable product mix. The Inland Barge Group received orders of $177.1 million during the quarter, and as of September 30, 2014 had a backlog of $475.4 million compared to a backlog of $466.7 million as of June 30, 2014.

The Energy Equipment Group reported record revenues of $269.7 million in the third quarter of 2014 compared to revenues of $169.7 million in the same quarter of 2013. Revenues related to acquisitions completed in 2014 totaled $64.4 million for the third quarter while the remainder of the increase compared to the same period in 2013 was due to increased demand for storage containers and higher shipments of structural wind towers. Operating profit for the third quarter of 2014 increased to $30.0 million compared to $15.0 million in the same quarter last year. The backlog for structural wind towers as of September 30, 2014 was $528.6 million compared to a backlog of $611.3 million as of June 30, 2014.

Revenues in the Construction Products Group were $170.4 million in the third quarter of 2014 compared to revenues of $149.2 million in the third quarter of 2013. The Group recorded an operating profit of $21.6 million in the third quarter of 2014 compared to an operating profit of $18.6 million in the third quarter of 2013. Revenues and operating profit increased for the third quarter of 2014 compared to the same period in 2013 primarily due to higher volumes.

Cash and Liquidity
At September 30, 2014, the Company had cash and cash equivalents of $663.7 million. When combined with capacity under committed credit facilities, the Company had approximately $1.3 billion of available liquidity at the end of the third quarter. This level of liquidity includes the net proceeds received from the Company's issuance in September of $400 million in 4.55% senior notes due 2024.

Share Repurchase
At a cost of $19.0 million, the Company repurchased 407,100 shares of common stock under its share repurchase authorization during the quarter. Year to date, the Company has purchased approximately $31.5 million of shares of common stock, leaving $218.5 million remaining under its current authorization through December 31, 2015.

Convertible Notes
The Company’s $450 million convertible notes have a dilutive impact on the calculation of earnings per share when the average stock price for the quarter exceeds the conversion price. The average stock price for the third quarter was $46.03 per share compared to the conversion price in effect during the quarter of $25.27 per share, the result of which added 8.0 million additional shares to the Company’s diluted share count, reducing earnings per share by $0.05 per share. Year to date, approximately 6.0 million shares have been added to the Company’s dilutive share count, reducing earnings per share by $0.13 per share. The Company’s 2014 earnings guidance, as discussed in the Earnings Outlook, assumes an annual weighted average diluted share count of 157 million shares, which includes 5.8 million shares from the convertible notes.  The dilutive impact of the convertible notes assumes an average annual stock price of $37.45 per share and reduces full year 2014 earnings per share by approximately $0.16 per share.

Highway Products Litigation
On October 20, 2014, a jury in a federal district court in Marshall, Texas returned a verdict stating that the Company and its subsidiary, Trinity Highway Products, LLC, “knowingly made, used or caused to be made or used, a false record or statement material to a false or fraudulent claim,” awarding $175 million in damages based on such finding. The jury's damages award, to the extent it survives the Company's challenge in post-trial motions or on appeal, is automatically trebled under the False Claims Act (the "Act") to $525 million. Additionally, the district court is required to impose civil penalties for each violation of the Act (which penalties are not automatically trebled). The district court has not yet entered a final judgment or determined a civil penalty amount. The Company maintains that the allegations are without merit and intends to vigorously defend its positions in post-trial motions and on appeal to the United States Court of Appeals for the Fifth Circuit. Pending entry of a final judgment and completion of the Company’s post-trial and appellate activities in this matter, the Company currently does not believe that a loss is probable, therefore no accrual has been included in the consolidated financial statements.
Earnings Outlook
The Company's earnings guidance for the fourth quarter is between $0.75 and $0.83 per common diluted share, which includes the impact from the Meyer acquisition. This results in full year 2014 earnings guidance of between $4.08 and $4.16 per common diluted share compared to previous guidance of between $3.90 and $4.10 per share, which excluded any impact from Meyer. The Company’s earnings guidance compares to fourth quarter and full year 2013 earnings per common diluted share of $0.72 and $2.38, respectively. The acquisition of Meyer has a minimal impact on earnings in 2014, after considering the additional amortization expense associated with acquired intangibles other than goodwill and approximately $9.8 million of one-time transaction expenses incurred year-to-date, $7.5 million of which were reported in the third quarter. Actual results may differ from present expectations, as noted below.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 29, 2014 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0423 until 11:59 p.m. Eastern on November 5, 2014.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2014	2013
Revenues	$1,562.8	$1,110.3
Operating costs:
Cost of revenues	1,172.2	836.3
Selling, engineering, and administrative expenses	113.0	70.6
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(3.0)	(1.6)
Other	(0.6)	(0.6)
	1,281.6	904.7
Operating profit	281.2	205.6
Interest expense, net	47.8	45.2
Other (income) expense	(1.0)	(0.5)
Income before income taxes	234.4	160.9
Provision for income taxes	78.1	55.1
Net income from continuing operations	156.3	105.8
Net gain on sale of discontinued operations	—	—
Net income (loss) from discontinued operations	0.6	0.3
Net income	156.9	106.1
Net income (loss) attributable to noncontrolling interest	7.5	6.5
Net income attributable to Trinity Industries, Inc.	$149.4	$99.6

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$0.95	$0.63
Discontinued operations	—	—
	$0.95	$0.63
Diluted
Continuing operations	$0.90	$0.63
Discontinued operations	—	—
	$0.90	$0.63
Weighted average number of shares outstanding:
Basic	151.5	152.2
Diluted	159.6	152.3

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Revenues	$4,508.6	$3,109.3
Operating costs:
Cost of revenues	3,344.5	2,359.6
Selling, engineering, and administrative expenses	293.0	211.1
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(90.2)	(9.6)
Other	(13.2)	(0.3)
	3,534.1	2,560.8
Operating profit	974.5	548.5
Interest expense, net	139.9	140.1
Other (income) expense	(2.8)	(2.3)
Income before income taxes	837.4	410.7
Provision for income taxes	274.5	143.5
Net income from continuing operations	562.9	267.2
Net gain on sale of discontinued operations	—	7.1
Net income (loss) from discontinued operations	0.1	(1.2)
Net income	563.0	273.1
Net income (loss) attributable to noncontrolling interest	23.0	10.4
Net income attributable to Trinity Industries, Inc.	$540.0	$262.7

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$3.46	$1.62
Discontinued operations	—	0.04
	$3.46	$1.66
Diluted
Continuing operations	$3.33	$1.62
Discontinued operations	—	0.04
	$3.33	$1.66
Weighted average number of shares outstanding:
Basic	150.9	153.4
Diluted	157.0	153.6

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2014	2013
Rail Group	$996.4	$718.5
Construction Products Group	170.4	149.2
Inland Barge Group	168.4	136.4
Energy Equipment Group	269.7	169.7
Railcar Leasing and Management Services Group	205.7	150.6
All Other	28.9	22.0
Segment Totals before Eliminations	1,839.5	1,346.4
Eliminations - lease subsidiary	(186.5)	(173.0)
Eliminations - other	(90.2)	(63.1)
Consolidated Total	$1,562.8	$1,110.3

	Three Months Ended September 30,
Operating profit (loss):	2014	2013
Rail Group	$186.4	$121.5
Construction Products Group	21.6	18.6
Inland Barge Group	31.0	23.8
Energy Equipment Group	30.0	15.0
Railcar Leasing and Management Services Group	87.0	74.0
All Other	(3.3)	(1.6)
Segment Totals before Eliminations and Corporate Expenses	352.7	251.3
Corporate	(36.7)	(17.8)
Eliminations - lease subsidiary	(34.3)	(28.3)
Eliminations - other	(0.5)	0.4
Consolidated Total	$281.2	$205.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2014	2013
Rail Group	$2,749.4	$2,012.0
Construction Products Group	435.2	407.5
Inland Barge Group	470.7	433.8
Energy Equipment Group	707.9	476.9
Railcar Leasing and Management Services Group	880.3	454.6
All Other	80.2	63.0
Segment Totals before Eliminations	5,323.7	3,847.8
Eliminations - lease subsidiary	(564.2)	(560.5)
Eliminations - other	(250.9)	(178.0)
Consolidated Total	$4,508.6	$3,109.3

	Nine Months Ended September 30,
Operating profit (loss):	2014	2013
Rail Group	$529.9	$332.3
Construction Products Group	65.7	45.3
Inland Barge Group	88.6	69.0
Energy Equipment Group	81.2	44.2
Railcar Leasing and Management Services Group	419.7	211.3
All Other	(11.3)	(8.0)
Segment Totals before Eliminations and Corporate Expenses	1,173.8	694.1
Corporate	(89.5)	(49.9)
Eliminations - lease subsidiary	(110.5)	(95.4)
Eliminations - other	0.7	(0.3)
Consolidated Total	$974.5	$548.5

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent	2014	2013	Percent
	($ in millions)		Change	($ in millions)		Change

Revenues:
Leasing and management	$158.3	$150.6	5.1%	$469.2	$435.6	7.7%
Sales of railcars owned one year or less at the time of sale	47.4	—	*	411.1	19.0	*
Total revenues	$205.7	$150.6	36.6	$880.3	$454.6	93.6

Operating profit:
Leasing and management	$74.4	$72.4	2.8	$213.8	$198.2	7.9
Railcar sales:
Railcars owned one year or less at the time of sale	9.6	—		115.7	3.5
Railcars owned more than one year at the time of sale	3.0	1.6		90.2	9.6
Total operating profit	$87.0	$74.0	17.6	$419.7	$211.3	98.6

Operating profit margin:
Leasing and management	47.0%	48.1%		45.6%	45.5%
Railcar sales	*	*		*	*
Total operating profit margin	42.3%	49.1%		47.7%	46.5%

Selected expense information(1):
Depreciation	$32.4	$32.8	(1.2)	$97.1	$95.8	1.4
Maintenance	$17.8	$16.4	8.5	$58.8	$53.8	9.3
Rent	$13.1	$13.3	(1.5)	$39.7	$40.0	(0.8)
Interest:
External	$39.1	$37.3		$114.5	$116.2
Intercompany	—	—		—	3.8
Total interest expense	$39.1	$37.3	4.8	$114.5	$120.0	(4.6)

	September 30, 2014	December 31, 2013
Leasing portfolio information:
Portfolio size (number of railcars)	74,945	75,685
Portfolio utilization	99.7%	99.5%
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profits of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges. Intercompany interest expense is eliminated in consolidation and arises from Trinity’s previous ownership of a portion of TRIP Holdings’ Senior Secured Notes, which notes were retired in full in May 2013.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$663.7	$428.5
Short-term marketable securities	—	149.7
Receivables, net of allowance	560.7	372.7
Inventories	1,110.2	814.7
Restricted cash	237.9	260.7
Net property, plant, and equipment	4,855.3	4,770.6
Goodwill	742.1	278.2
Other assets	375.0	238.3
	$8,544.9	$7,313.4

Accounts payable	$323.7	$216.3
Accrued liabilities	570.1	567.4
Debt, net of unamortized discount of $63.7 and $74.1	3,595.6	2,989.8
Deferred income	37.4	40.8
Deferred income taxes	606.1	650.7
Other liabilities	109.1	99.3
Stockholders' equity	3,302.9	2,749.1
	$8,544.9	$7,313.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2014	December 31, 2013
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,661.8	$1,418.9
Accumulated depreciation	(812.7)	(748.3)
	849.1	670.6
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.8	10.3
Equipment on lease	3,116.9	3,509.1
Accumulated depreciation	(580.1)	(554.8)
	2,547.6	2,964.6
Partially-owned subsidiaries:
Equipment on lease	2,260.0	1,887.2
Accumulated depreciation	(245.3)	(202.1)
	2,014.7	1,685.1

Net deferred profit on railcars sold to the Leasing Group	(556.1)	(549.7)
	$4,855.3	$4,770.6

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2014	December 31, 2013
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $-	399.6	—
Convertible subordinated notes, net of unamortized discount of $63.3 and $74.1	386.2	375.9
Other	0.7	0.9
	786.5	376.8
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	39.8	42.2
	39.8	42.2
Non-recourse:
Secured railcar equipment notes	734.6	766.6
Warehouse facility	121.8	152.0
Promissory notes	374.3	396.1
	1,230.7	1,314.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,538.6	1,256.1
	1,538.6	1,256.1
	$3,595.6	$2,989.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2014	December 31, 2013
Leasing Debt Summary
Total Recourse Debt	$39.8	$42.2
Total Non-Recourse Debt(1)	2,769.3	2,570.8
	$2,809.1	$2,613.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,270.5	$1,356.9
Partially-owned subsidiaries	1,538.6	1,256.1
	$2,809.1	$2,613.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,547.6	$2,964.6
Partially-owned subsidiaries	2,014.7	1,685.1
	$4,562.3	$4,649.7
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	49.9%	45.8%
Partially-owned subsidiaries	76.4%	74.5%
Combined	61.6%	56.2%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Net income	$563.0	$273.1
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(0.1)	(5.9)
Depreciation and amortization	171.5	156.2
Net gains on sales of railcars owned more than one year at the time of sale	(90.2)	(9.6)
Other	(41.7)	4.9
Changes in assets and liabilities:
(Increase) decrease in receivables	(155.5)	(112.3)
(Increase) decrease in inventories	(226.3)	(72.2)
Increase (decrease) in accounts payable and accrued liabilities	117.7	143.5
Other	(5.8)	(3.0)
Net cash provided by operating activities	332.6	374.7
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	257.4	59.3
Proceeds from disposition of property, plant, and equipment	21.9	1.1
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $295.4 and $15.5	(170.4)	(455.5)
Capital expenditures - manufacturing and other	(170.0)	(91.2)
(Increase) decrease in short-term marketable securities	149.7	(96.0)
Acquisitions	(711.8)	(37.2)
Other	2.0	(9.0)
Net cash required by investing activities	(621.2)	(628.5)
Financing activities:
Payments to retire debt	(140.2)	(227.5)
Proceeds from issuance of debt	727.4	175.4
Shares repurchased	(36.5)	(71.1)
Dividends paid to common shareholders	(38.7)	(27.5)
Purchase of shares to satisfy employee tax on vested stock	(38.5)	(9.1)
Proceeds from sale of interests in partially-owned leasing subsidiaries	—	296.7
Repurchase of noncontrolling interest	—	(84.0)
Contributions from noncontrolling interest	49.6	50.0
Distributions to noncontrolling interest	(19.3)	(3.3)
(Increase) decrease in restricted cash	(2.2)	(26.1)
Other	22.2	9.9
Net cash provided by financing activities	523.8	83.4
Net increase (decrease) in cash and cash equivalents	235.2	(170.4)
Cash and cash equivalents at beginning of period	428.5	573.0
Cash and cash equivalents at end of period	$663.7	$402.6

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts, unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$156.3			$105.8
Less: net income from continuing operations attributable to noncontrolling interest	7.5			6.5
Net income from continuing operations attributable to Trinity Industries, Inc.	148.8			99.3
Unvested restricted share participation	(4.7)			(3.3)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	144.1	151.5	$0.95	96.0	152.2	$0.63
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	0.2	8.0		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$144.3	159.6	$0.90	$96.0	152.3	$0.63

Net income (loss) from discontinued operations, net of taxes	$0.6			$0.3
Unvested restricted share participation	—			—
Net income (loss) from discontinued operations, net of taxes - basic	0.6	151.5	$—	0.3	152.2	$—
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	—	8.0		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$0.6	159.6	$—	$0.3	152.3	$—

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$562.9			$267.2
Less: net income from continuing operations attributable to noncontrolling interest	23.0			10.4
Net income from continuing operations attributable to Trinity Industries, Inc.	539.9			256.8
Unvested restricted share participation	(17.8)			(8.2)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	522.1	150.9	$3.46	248.6	153.4	$1.62
Effect of dilutive securities:
Stock options	—	0.1		—	0.2
Convertible subordinated notes	0.6	6.0		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$522.7	157.0	$3.33	$248.6	153.6	$1.62

Net income (loss) from discontinued operations, net of taxes	$0.1			$5.9
Unvested restricted share participation	—			(0.2)
Net income (loss) from discontinued operations, net of taxes - basic	0.1	150.9	$—	5.7	153.4	$0.04
Effect of dilutive securities:
Stock options	—	0.1		—	0.2
Convertible subordinated notes	—	6.0		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$0.1	157.0	$—	$5.7	153.6	$0.04

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2014	2013

Net income from continuing operations	$156.3	$105.8
Add:
Interest expense	48.2	45.8
Provision for income taxes	78.1	55.1
Depreciation and amortization expense	60.5	53.8
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$343.1	$260.5

	Nine Months Ended September 30,
	2014	2013

Net income from continuing operations	$562.9	$267.2
Add:
Interest expense	141.4	141.5
Provision for income taxes	274.5	143.5
Depreciation and amortization expense	171.5	156.2
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$1,150.3	$708.4

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